Exhibit 99.1

AGREEMENT

This agreement between Consolidation Services Inc. (“CSI”), a Delaware Corporation; Billy David Altizer (“David”) an individual; Pat E. Mitchell (“Pat”), an individual and LEECO DEVELOPMENT LLC (“LeeCo”) a Kentucky Limited Liability Company; is entered into effective June 19, 2008 (the “Agreement”).

WITNESSETH:

WHEREAS, LeeCo is actively engaged in leasing coal rights for the purpose of permitting and subleasing the mineral rights to third parties for mining.

WHEREAS, LeeCo currently leases coal on approximately 650 acres with an estimated 860,000 tons of surface mineable Blue Gem coal, of which 60-90% is estimated to be recoverable and Owners estimate there are 4.5 million tons of deep coal.

WHEREAS, LeeCo management believes it can obtain coal leases on substantially more acres; and LeeCo management believes it can also lease the oil/natural gas rights on many of the acres under consideration.

WHEREAS, David and Pat own 100% of LeeCo as equal partners, the “Owners”.

WHEREAS, the Owners each desire to sell a portion of their equity and the owners desire to fund LeeCo through a capital contribution by a third party and Owners on a prorated ownership basis.

WHEREAS, CSI desires to purchase equity from each of the Owners and CSI desires to fund LeeCo on a prorated basis.

WHEREAS, CSI desires to acquire the development rights to all oil/natural gas rights which LeeCo has or obtains in the future.

NOW, THEREFORE, in consideration of the mutual understandings contained herein, the parties agree as follows:

1)
Owners agree to sell to CSI and CSI agrees to purchase a fifty percent (50%) interest in LeeCo, by purchasing equity equally from the two owners; twenty five percent (25%) from each Owner. Owners will each retain twenty five percent (25%).

2)
CSI agrees to purchase a fifty percent ownership in LeeCo and obtain certain development rights to LeeCo oil/natural gas (see paragraph 3 below), by paying a total of $500,000 compensation to Owners, payable as follows.

a)
Payment of $50,000 compensation in dollars to Owners; $25,000 payable to David and $25,000 payable to Pat. Said dollars to be paid within four (4) days of the Closing date. The Closing date shall be the date CSI is able to file an 8-K as required incorporating LeeCo financial information with CSI’s financial information. Owners shall provide CSI all required financial information and CSI shall oversee an Audit and proforma calculations as appropriate, with a goal toward closing before June 30, 2008.

b)
Payment of $450,000 through the issuance of 225,000 shares (the “Shares”) of non-registered common stock of CSI within four days of Closing. The shares shall be issued in two certificates; 112,500 shares in the name of Pat Mitchell Enterprises Inc. and 112,500 shares in the name of Billy David Altizer. All entities taking title to the Shares shall collectively and individually be legally obligated to abide by the lock up/leak out terms specified in subsequent paragraphs of this agreement.

3)
LeeCo, Owners and CSI hereby agree that all oil/natural gas rights obtained by LeeCo (current and future) shall be assigned to CSI under the following terms and conditions. CSI shall be assigned rights obtained by LeeCo or preferably receive the rights directly by contract from the owner; except for one percent (1%), which shall be divided equally between the Owners. For example, if a party leasing to LeeCo owns all the oil/natural gas rights and the owner retains 12.5% ownership, then Pat would be assigned 0.5%; David would be assigned 0.5% and CSI would be assigned 86.5%. CSI would have sole responsibility and authority to make all oil/natural gas decisions. CSI shall prepare an oil/gas lease contract for LeeCo representatives to present to owners of mineral rights while negotiating coal rights. Said contract will have blanks for negotiable items, such as initial lease fees, maintenance fees, renewal fees and owner royalty percentage.  The standard contract will include language specifying the half percent royalty for each of the two Owners. Owners will not have any responsibility or obligation for any expenses associated with the oil and gas lease; including but not limited to cost for permitting, drilling, equipping, maintenance or operations. In the event the LeeCo representative can not reach agreement on the oil and gas lease negotiations within CSI approved guidelines; CSI shall assume said oil/gas negotiations as CSI deems appropriate in its sole judgment.  The Owners half percent royalty shall still be payable on the CSI oil/gas leases obtained on properties signed by LeeCo.

4)
Owners and CSI agree to deposit a total of $100,000 capital contribution into the LeeCo checking account for working capital pro rata as follows: Pat $25,000; David $25,000 and CSI $50,000.  All disbursement of any LeeCo funds shall be by a budget, which must be approved by at least one of the Owners and an officer of CSI and in accordance with the LeeCo operating agreement. CSI shall make its $50,000 capital contribution to LeeCo within four (4) days of the effective date or within four days of the last signature on this Agreement; whichever, is later. The Owners $25,000 capital contribution shall be paid directly by CSI on behalf of the Owners at closing, said dollars are those referenced in item 2. a) Of this Agreement.

5)
Owners, LeeCo and CSI acknowledge that LeeCo will generally need to retain minimal working capital, less than $100,000. Consequently, it is agreed that LeeCo will distribute all dollars in excess of $100,000 to the Owners and CSI on a pro rata ownership basis (50% to CSI, 25% to David and 25% to Pat) once each quarter. This clause may be amended by agreement between CSI and at least one Owner. It is the intent of the parties to grow LeeCo’s business, and therefore, it is the intent of the parties to increase the $100,000 number as required to accommodate planned growth.

6)
CSI shall become a manager and a member of LeeCo upon closing of this agreement. CSI shall appoint an individual to perform the duties associated with this role. Said individual shall be Johnny R. Thomas, President of CSI until CSI notifies LeeCo of a change by written notice. LeeCo corporate documents shall be updated to shown the new ownership/member/manager profile.

7)
The Shares shall be sold subject to a lock up agreement (the “Lock Up”), as specified in item eight and the $450,000 value of the Shares shall be guaranteed (the “Guarantee”) as specified in item ten below.

8)	The Lockup shall permit Owners to sell 4,327 shares per week (the “Weekly Quota”) commencing on the January 1, 2009 and ending on December 31, 2009. Owners may elect to not sell the Weekly Quota.

9)
Any shares not sold on schedule will not be eligible for sale until after the Lock Up period (after December 31, 2009. After the Lock Up period, any weekly quota not sold on schedule will be eligible for sale as the holder of said shares deems desirable.  There shall be no volume limitations on the sale of said shares. The Guarantee will not apply to the shares and the surplus payable to CSI (referenced in item eleven below) will also be null and void for said shares. Owners shall be deemed to be a speculator on said shares.

10)
CSI Shall Guarantee the $450,000 value of the Shares so long as the Shares are sold in compliance with the Lock Up. Owners shall submit copies of all sales transactions of the Shares to CSI in order to allow determination of dollars owed by CSI to Owners in the event of a deficit. Owners shall submit said copies of sales transactions to CSI on a monthly basis, copies are to be provided to CSI by the tenth of the month for the preceding month’s sales transactions. At the end of the Lock Up, CSI and Owners shall calculate the total dollars received through the sale of Shares. In the event the sales of Shares averages less than the Market Price used to calculate the number shares issued ($2.00 per share), CSI shall pay Owners enough cash to bring the average sales price for the entire Lock Up period to $2.00/share.  In the event Owner sells more shares than permitted at any time during the Lock Up, the Guarantee shall be null and void for all sales of Shares: however, the surplus (if any) referenced in item eleven shall be payable to CSI.

11)
In the event Owners sell shares at a price that is greater than $5.00 per share, Owners shall pay CSI any surplus. Said surplus shall be determined and payable as with the deficit payment described in the preceding paragraph.

12)
LeeCo projects shall be defined as properties identified by owners, as properties which have coal reserves suitable for mining that can be successfully leased, permitted and subleased for mining to third parties at acceptable rates. LeeCo shall lease coal sufficient to put together a mining unit, plan and permit the mine and sublease the coal mining operation for a profit. Owners shall not enter into other agreements as individuals, or become a part of other legal entities which compete with LeeCo projects as defied in this paragraph without CSI’s written approval. This Agreement shall in no way limit Owners right to enter into agreements of any kind which do not conflict or compete with LeeCo projects as defined herein. In the event Owners desire to participate in new opportunities that might be perceived as overlapping or conflicting with LeeCo projects, owners may disclose them in writing to CSI, so the parties can insure no conflicts arise.

13)
Owners shall have the right to purchase any lands which they identify for sale and desire to purchase for them or their immediate families defined as; spouses, children and grand children. Owners shall hereby grant CSI a first right of refusal to purchase any lands identified by owners for sale, which Owners do not purchase for themselves or their immediate families. Owners will refer all land and mineral rights owners who would like to sell their ownership rights to CSI, along with the full terms of purchase, including fees and rights which Owners would like to be paid as part of the transaction. CSI shall have 30 days to accept said terms and/or negotiate terms acceptable to all parties. If CSI declines the offered terms, Owners may sell the property on identical terms to any third party. In the event Owners and the landowner agree to terms that are different than those declined by CSI, then CSI shall have a new 20 day period to accept or reject the amended terms.

14)
CSI shall indemnify and hold harmless Owners from and against any and all losses, damages, liabilities, reasonable attorney fees, court costs and expenses resulting from or in connection with this Agreement, or any act or omission of the Company.

15)
For the purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (i) when delivered, if personally delivered, (ii) when sent by facsimile transmission, when receipt therefore has been duly received, or (iii) when mailed by United States registered mail, return receipt requested, postage prepaid, or by recognized overnight courier, addressed set forth in the preamble to this Agreement or to such other address as any-party may have furnished to the other in any writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

16)
No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by authorized officers of each party. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.  The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of Delaware. Any controversy arising under or in relation to this Agreement shall be settled by binding arbitration in Las Vegas, Nevada in accordance with the laws of the State of Nevada and the rules of the American Arbitration Association.

17)	This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

18)
If in any jurisdiction, any provision of this Agreement or its application to any party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability, without invalidating the remaining provisions hereof and without affecting the validity or enforceability of such provision in any other jurisdiction or its application to other parties or circumstances.  In addition, if any one or more of the provisions contained in this Agreement shall for any reason in any jurisdiction be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law of such jurisdiction as it shall then appear.

IN WITNESS WHEREOF, this Agreement has been executed by CSI and Owners as of the date written below.

Signature of Owners

/s/ Billy David Altizer	6-24-08
Name: Billy David Altizer	Date

/s/ Pat E. Mitchell	6-24-08
Name: Pat E. Mitchell	Date

Signature of LeeCo

/s/ Billy David Altizer	6-24-08
Billy David Altizer, Manager and Member	Date

Signature of CSI

/s/ Johnny R. Thomas	9-11-08
Johnny R. Thomas	Date
CEO, President